Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2005, relating to the financial statements and financial statement schedule of The E. W. Scripps Company and subsidiary companies, and management’s report on the effectiveness of internal control over financial reporting dated March 11, 2005, appearing in the Annual Report on Form 10-K of The E. W. Scripps Company and subsidiary companies for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
May 23, 2005